Exhibit 99.1

Sonnet BioTherapeutics Announces Exercise of Warrants for $3.4 Million in Gross Proceeds

PRINCETON, N.J., June 20, 2024 (GLOBE NEWSWIRE) – Sonnet BioTherapeutics Holdings, Inc. (NASDAQ:SONN) (the “Company” or “Sonnet”), a clinical-stage company developing targeted immunotherapeutic drugs, announced today the entry into a definitive agreement for the immediate exercise of certain outstanding warrants to purchase up to an aggregate of 2,828,500 shares of common stock, issued by Sonnet in October 2023 (the “Existing Warrants”), at a reduced exercise price of $1.20 per share. The shares of common stock issuable upon exercise of the Existing Warrants are registered pursuant to an effective registration statement on Form S-1 (File No. 333-274581). The closing of the offering is expected to occur on or about June 21, 2024, subject to satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the Existing Warrants for cash, Sonnet will issue new unregistered warrants to purchase up to 5,657,000 shares of common stock (the “New Warrants”). The New Warrants will have an exercise price of $1.55 per share (priced at-the-market under the rules of the Nasdaq Stock Market), will be exercisable upon issuance, and have a term equal to five years from the date of issuance. In connection with the transaction, Sonnet also (i) reduced the exercise price of the Existing Warrants to purchase an aggregate of 2,824,000 shares of common stock for all holders not participating in the transaction to $1.20 per share for the remaining term of the Existing Warrants, (ii) reduced the exercise price of certain outstanding warrants to purchase up to an aggregate of 227,272 shares of common stock issued by Sonnet in June 2023 (the “June Warrants”) to $1.55 per share and (iii) extended the term of the June Warrants to the term of the New Warrants.

The gross proceeds to Sonnet from the exercise of the Existing Warrants are expected to be approximately $3.4 million, prior to deducting placement agent fees and offering expenses. The Company intends to use the net proceeds for research and development, including clinical trials, working capital, the repayment of all or a portion of liabilities, and general corporate purposes.

The New Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and, along with the shares of common stock issuable upon exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. Sonnet has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the New Warrants.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sonnet BioTherapeutics Holdings, Inc.

Sonnet BioTherapeutics is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bifunctional action. Known as FHAB (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. Sonnet’s FHAB was designed to specifically target tumor and lymphatic tissue, with an improved therapeutic window for optimizing the safety and efficacy of immune modulating biologic drugs. FHAB is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies, and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the outcome of the Company’s clinical trials, the Company’s cash runway, the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Sonnet BioTherapeutics Investor Contact

Jack Yauch
Solebury Strategic Communications
862-754-1024
jyauch@soleburystrat.com

Source: Sonnet BioTherapeutics Holdings, Inc.

Released June 20, 2024